UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2009

AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

IOWA	001-31911	42-1447959
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Westown Parkway, Suite 440, West Des Moines, Iowa	50266
(Address of Principal Executive Offices)	(Zip Code)

(515) 221-0002
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure

American Equity Investment Life Holding Company (“AEL”) held its Annual Meeting of Shareholders on June 4, 2009.  Highlights of the presentations made by management at the meeting include the following:

  Annuity sales to date during the second quarter of 2009 reached record levels with $357 million in April and $379 million in May.
  Year-to-date annuity sales through May 31, 2009 were $1.4 billion
  AEL’s new commission structure is effective June 1, 2009 and requires the deferral of 25% of sales agent commissions on most products over a two year period following the date of sale. The impact of this commission change on the level of sales after June 1, 2009 can not be estimated with any degree of certainty.
  With respect to index annuities sales in April and May, over 60% of total premiums were allocated by the policyholders to the fixed rate interest crediting strategy available in all such products.
  AEL has purchased $4.3 billion of new investments with an average yield of 6.3% year-to-date as of May 31, 2009.
  AEL has no investments in commercial mortgage backed securities. The company’s commercial mortgage loan investments consist entirely of whole loans underwritten by AEL’s staff according to specified criteria. The company has experienced no losses to date on any of its commercial mortgage loans, which includes over 900 individual loans.
  AEL anticipates filing a registration statement within the next sixty days with the Securities and Exchange Commission for its first registered index annuity
  In May 2009, AEL completed an exchange of 5 million shares of its common stock for approximately $37.2 million of its senior convertible notes. On a pro forma basis this exchange resulted in a 2.8% reduction in its book value per common share outstanding from $9.67 to $9.40 at March 31, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 5, 2009

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

		By:	/s/ Wendy L. Carlson
Wendy L. Carlson
Chief Executive Officer and President